EXHIBIT 99.1

Kaival Brands Announces Closing of $6.0 Million Public Offering

06/24/2024

GRANT-VALKARIA, Fla., June 24, 2024 (GLOBE NEWSWIRE) -- Kaival Brands Innovations Group, Inc., (NASDAQ: KAVL) (“Kaival Brands”, the “Company”), the exclusive U.S. distributor of all products manufactured by Bidi Vapor, LLC (“Bidi Vapor”), today announced the closing of its previously announced public offering of 3,921,500 units at a public offering price of $1.53 per unit (the “Offering”). Each unit consisted of one share of common stock (or one pre-funded warrant to purchase one share of common stock in lieu thereof) and one and one-half common warrants to purchase one and one-half shares of common stock. The common warrants have an exercise price of $1.53 per share, are exercisable immediately and expire five years following the date of issuance. Gross proceeds from the Offering, before deducting the placement agent’s fees and other offering expenses, were approximately $6.0 million.

Maxim Group LLC acted as sole placement agent in connection with the Offering.

The Company intends to use the net proceeds from the Offering for general corporate and working capital purposes and to fund ongoing operations and expansion of its business.

A registration statement on Form S-1 (File No. 333-279045) relating to the sale of these securities, as amended, was declared effective by the Securities and Exchange Commission (the “SEC”) on June 21, 2024 and the Company’s registration statement on Form S-1MEF (File No. 333-280372) filed with the SEC on June 21, 2024 became effective upon filing. This offering was made only by means of a prospectus. A final prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus may be obtained by contacting Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kaival Brands

Based in Grant-Valkaria, Florida, Kaival Brands is a company focused on incubating and commercializing innovative products into mature and dominant brands, with a current focus on the distribution of electronic nicotine delivery systems (ENDS) also known as “e-cigarettes” for use by customers 21 years and older. Our business plan is to seek to diversify into distributing other nicotine and non-nicotine delivery system products (including those related to hemp-derived cannabidiol (known as CBD) products). Kaival Brands and Philip Morris Products S.A. (via sublicense from Kaival Brands) are the exclusive global distributors of all products manufactured by Bidi Vapor LLC. Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible, adult-focused marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. Bidi Vapor’s premier device, the BIDI® Stick, which is distributed exclusively by Kaival Brands, is a premium product made with high-quality components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Nirajkumar Patel, the Company’s Chief Executive Officer and director, owns and controls Bidi Vapor. As a result, Bidi Vapor is considered a related party of the Company.

Learn more about Kaival Brands at https://ir.kaivalbrands.com/overview/default.aspx.

Cautionary Note Regarding Forward-Looking Statements

This press release and the statements of the Company’s management and partners included herein and related to the subject matter herein includes statements that constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which are statements other than historical facts. You can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially and adversely differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to: (i) actions taken by Bidi Vapor and the courts in response to the FDA’s January 2024 MDO on its Classic Bidi Stick, (ii) future actions by the FDA relating to the PMTAs for Bidi Vapor’s 10 other flavors that could adversely impact our business and prospects, including the outcome of FDA’s scientific review of Bidi Vapor’s pending PMTAs, (iii) the results of international marketing and sales efforts by Philip Morris International, the Company’s international distribution partner, (iv) how quickly domestic and international markets adopt our products, (v) the scope of future FDA enforcement of regulations in the ENDS industry, (vi) the FDA’s approach to the regulation of synthetic nicotine and its impact on our business, (vii) potential federal and state flavor bans and other restrictions on ENDS products, (viii) general economic uncertainty in key global markets and a worsening of geopolitical and economic conditions, including low levels of economic growth, (ix) the effects of steps that we are taking to raise capital, reduce operating costs and diversity our product offerings, (x) our inability to generate and sustain profitable sales growth, including sales growth in U.S. and international markets, (xi) circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives, (xii) significant changes in our relationships with our distributors or sub-distributors and (xiii) other factors detailed by us in our public filings with the Securities and Exchange Commission, including the disclosures under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, filed with the Securities and Exchange Commission on February 14, 2024 and our subsequent Quarterly Reports on Form 10-Q and accessible at www.sec.gov. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Contact:
Brett Maas, Managing Partner
Hayden IR
(646) 536-7331
brett@haydenir.com